As filed with the Securities and Exchange Commission on April 19, 2024

Registration Statement No. 333-266028

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 (REGISTRATION STATEMENT NO. 333-266028)

UNDER THE SECURITIES ACT OF 1933

State or other Jurisdiction of
Names of	Incorporation	I.R.S. Employer
Co-Registrants	or Organization	Identification Number

M.D.C. HOLDINGS, INC.	Delaware	84-0622967
M.D.C. LAND CORPORATION	Colorado	84-0831548
RAH OF FLORIDA, INC.	Colorado	84-1590389
RICHMOND AMERICAN CONSTRUCTION, INC.	Delaware	86-0540418
RICHMOND AMERICAN CONSTRUCTION NM, INC.	Colorado	02-0701590
RICHMOND AMERICAN HOMES OF ARIZONA, INC.	Delaware	86-0277026
RICHMOND AMERICAN HOMES OF COLORADO, INC.	Delaware	84-1256155
RICHMOND AMERICAN HOMES OF FLORIDA, LP	Colorado	02-0701603
RICHMOND AMERICAN HOMES OF IDAHO, INC.	Colorado	02-0701597
RICHMOND AMERICAN HOMES OF MARYLAND, INC.	Maryland	52-0814857
RICHMOND AMERICAN HOMES OF NEVADA, INC.	Colorado	88-0227698
RICHMOND AMERICAN HOMES OF NEW MEXICO, INC.	Colorado	02-0701586
RICHMOND AMERICAN HOMES OF OREGON, INC.	Colorado	02-0701599
RICHMOND AMERICAN HOMES OF PENNSYLVANIA, INC.	Colorado	02-0701595
RICHMOND AMERICAN HOMES OF TENNESSEE, INC.	Colorado	02-0701583
RICHMOND AMERICAN HOMES OF TEXAS, INC.	Colorado	02-0701587
RICHMOND AMERICAN HOMES OF UTAH, INC.	Colorado	02-0574838
RICHMOND AMERICAN HOMES OF VIRGINIA, INC.	Virginia	54-0570445
RICHMOND AMERICAN HOMES OF WASHINGTON, INC.	Colorado	02-0701585
RICHMOND AMERICAN HOMES SIX, INC.	Colorado	02-0701591
RICHMOND AMERICAN HOMES SEVEN, INC.	Colorado	02-0701593
RICHMOND AMERICAN HOMES EIGHT, INC.	Colorado	88-2698558
RICHMOND AMERICAN HOMES NINE, INC.	Colorado	88-2722500
RICHMOND AMERICAN HOMES TEN, INC.	Colorado	88-2742201
RICHMOND AMERICAN HOMES ELEVEN, INC.	Colorado	88-2768165

4350 S. Monaco Street, Suite 500

Denver, Colorado 80237

(303) 773-1100

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joseph H. Fretz, Esq.

Vice President, Secretary and Corporate Counsel

M.D.C. Holdings, Inc.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

(303) 773-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Luke Jennings, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
212-373-3000 (Telephone)

212-757-3990 (Facsimile)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

M.D.C. Holdings, Inc. a Delaware corporation (“MDC”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-266028), filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2022 (the “Registration Statement”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On April 19, 2024, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 17, 2024, by and among the Registrant, SH Residential Holdings, LLC, a Delaware limited liability company (“Parent”), Clear Line, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”) and solely, for the purposes of Section 6.2, Section 6.17 and Section 9.15 of the Merger Agreement, Sekisui House, Ltd., a Japanese kabushiki kaisha, Merger Sub merged with and into MDC (the “Merger”), with MDC surviving the Merger as an indirect wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, MDC has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by MDC in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, MDC hereby amends the Registration Statement and removes from registration any and all of the securities registered under the Registration Statement that remain unsold as of the date hereof, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on April 19, 2024.

M.D.C. HOLDINGS, INC.

By:	/s/ Joseph H. Fretz
Name:	Joseph H. Fretz
Title:	Vice President, Secretary and Corporate Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.